Exhibit 99.1

FINAL: For Release

NEW YORK & COMPANY, INC. COMMENTS ON HOLIDAY PERFORMANCE AND FOURTH QUARTER OUTLOOK

~ Fourth Consecutive Quarter of Positive Comps ~

~ Updates Previously Issued Guidance ~

New York, New York — January 11, 2016 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 507 retail stores, today commented on its holiday performance and fourth quarter fiscal year 2015 outlook ahead of its presentation at the ICR Conference. Comparable store sales for the ten-week period ended January 9, 2016 (“holiday period”) increased approximately 1.6%, and the Company still expects comparable store sales for the full quarter to increase in the low single-digit percentage, in line with the Company’s previously disclosed guidance in the Company’s press release dated December 2, 2015.

The Company detailed that with three weeks remaining in the quarter it now expects fourth quarter fiscal year 2015 non-GAAP adjusted operating results, excluding up to $1 million of non-operating charges comprised of severance and relocation related costs associated with leadership changes in its stores organization, to be approximately $1 million to $1.5 million of operating income, narrowing its previously disclosed guidance range of $1 million to $3 million.  Additionally, the Company expects inventory to be approximately flat, as compared to last fiscal year end. The Company plans to report actual results for the fourth quarter and full fiscal year 2015 in March 2016.

Gregory Scott, New York & Company’s CEO, stated:  “We are pleased to continue our positive momentum anticipating the fourth consecutive quarter of positive comparable store sales growth with sales expected to be in line with our prior guidance; however, we experienced softer demand for cold weather products due to unseasonably warm weather in the Northeast, Midwest and South.  These pressures led to sales and margins that are expected to be at the lower end of our prior guidance.  We were also pleased to see many positives in the quarter including the continued success of our celebrity collaborations, the expansion of our credit loyalty program to all-time highs, and the dramatic growth in eCommerce as we continue to benefit from our enhanced omni-channel capabilities.”

ICR Conference

As previously announced, the Company will be meeting with analysts and investors and presenting at the ICR Conference in Orlando, Florida on Tuesday, January 12, 2016.  The presentation will now be held at 3:30 p.m. Eastern Time on the same day, and still webcast live at www.nyandcompany.com.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile — all at compelling values. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and online at www.nyandcompany.com. The Company operates 507 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor/Media Contact:

ICR, Inc.

Investor: Allison Malkin

(203) 682-8200

Forward-looking Statements

This press release contains certain forward looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) the Company’s ability to fully recognize the potential savings identified through Project Excellence; (vi) seasonal fluctuations in the Company’s business; (vii) the Company’s ability to anticipate and respond to fashion trends; (viii) the Company’s dependence on mall traffic for its sales; (ix) competition in the Company’s market, including promotional and pricing competition; (x) the Company’s ability to retain, recruit and train key personnel; (xi) the Company’s reliance on third parties to manage some aspects of its business; (xii) the Company’s reliance on foreign sources of production; (xiii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiv) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xv) the effects of government regulation; (xvi) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvii) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.